                                                                    Exhibit 99.1

                                     [LOGO]

NEWS                                                     FOR FURTHER INFORMATION

FOREST OIL CORPORATION                                CONTACT: DONALD H. STEVENS
1600 BROADWAY, SUITE 2200                           VICE PRESIDENT AND TREASURER
DENVER, COLORADO 80202                                            (303) 812-1500

FOR IMMEDIATE RELEASE


     FOREST OIL ANNOUNCES RECORD SECOND QUARTER AND SIX MONTH 2001 EARNINGS;
                        UPDATES 2001 FORECAST INFORMATION

DENVER, COLORADO - AUGUST 8, 2001 - Forest Oil Corporation (NYSE:FST) (Forest) reported today record second quarter net earnings of $50.6 million or $1.05 per basic share for 2001, a per-share increase of 176% compared to net earnings of $18.8 million or $.38 per basic share in the corresponding 2000 period. Adjusted for unusual or non-recurring items and the related income tax effects, earnings were $42.1 million or $.87 per basic share for 2001, up 85% compared to $22.9 million or $.47 per share for 2000. The unusual and non-recurring items consist of merger-related expenses of $2.5 million in 2001, non-cash foreign currency translation gains (losses) of $7.4 million in 2001 and ($4.1) million in 2000, an extraordinary loss on extinguishment of debt of $1.6 million in 2001 and a non-cash gain on derivative instruments of $5.2 million in 2001.

For the first six months of 2001, Forest reported record net earnings of $131.9 million or $2.72 per basic share, a per share increase of 216% compared to net earnings of $41.3 million or $.86 per basic share in the corresponding 2000 period. Adjusted for unusual or non-recurring items and the related income tax effects, earnings were $130.1 million or $2.69 per basic share for 2001, up 177% compared to $46.1 million or $.97 per share for 2000. The unusual and non-recurring items consist of merger-related expenses of $2.8 million in 2001, non-cash foreign currency translation losses of $2.3 million in 2001 and $4.8 million in 2000, an extraordinary loss on extinguishment of debt of $1.6 million in 2001 and a non-cash gain on derivative instruments of $8.4 million in 2001.

Total average daily oil and natural gas production for the second quarter of 2001 was approximately 475 MMCFE (million cubic feet equivalent of natural gas). Daily natural gas production was 1% higher than that reported in the corresponding 2000 period, but liquids production decreased 13%. Average daily production for the first six months of 2001 was approximately 480 MMCFE. Natural gas production was 3% higher than that reported in the corresponding 2000 period, while liquids production was 11% lower.

COMPARATIVE FINANCIAL AND PRODUCTION DATA

The following table sets forth certain of Forest's financial and production statistics for the three and six months ended June 30, 2001 and 2000:

                                                   THREE MONTHS ENDED JUNE 30,         SIX MONTHS ENDED JUNE 30,
                                                 -----------------------------       ----------------------------
                                                 2001        2000      CHANGE        2001         2000     CHANGE
                                                 ----        ----      ------        ----         ----     ------
Production revenue (millions) (1)            $   187.2       138.4      35%          445.0       271.1      64%

Daily natural gas production (MMCF)              315.8       312.2       1%          312.2       303.1       3%

Average gas sales price ($/MCF) (1)          $    4.49        2.85      58%           5.59        2.73     105%

Daily liquids production (MBBLS)                  26.5        30.4     (13%)          28.0        31.5     (11%)

Average liquids sales price ($/BBL) (1)      $   24.18       20.82      16%          25.56       20.96      22%

Net daily production (MMCFE)                     474.7       494.4      (4%)         479.9       492.3      (3%)

Cash flow before working capital
   changes (millions)                        $   134.8        82.1      64%          316.5       163.3      94%

EBITDA (millions) (2)                        $   136.6        96.0      42%          348.0       191.4      82%

Long-term debt (millions)                    $     558         627     (11%)           558         627     (11%)

Shareholders' equity (millions)              $     994         627      59%            994         627      59%

Weighted average shares
   outstanding (millions)                         48.4        46.0       5%           48.4        46.0       5%

-------------------

(1)  Includes effects of hedging.

(2) Earnings before interest, taxes, depreciation and depletion, merger and seismic licensing expense, translation of subordinated debt, extraordinary loss on extinguishment of debt and gain on derivative instruments.

                                  2001 RESULTS

The increases in earnings in the 2001 periods were due primarily to higher product prices. Forest's average sales prices for natural gas and liquids for the second quarter of 2001, net of effects of hedging, increased 58% and 16%, respectively, and for the first six months of 2001 increased 105% and 22%, respectively, over the corresponding prior year periods.

Lease operating expense per MCFE was $1.02 and $.97 in the second quarter and six months ended June 30, 2001, respectively, compared to $.73 per MCFE in the corresponding periods in 2000. The increase in the per-unit rate for the second quarter was due primarily to increased service costs, higher ad valorem tax expense and increased workover activity. The increase in the rate for the first six months was due primarily to increased service and transportation costs and higher production tax expense.

General and administrative expense per MCFE was $.16 and $.15 in the second quarter and first six months of 2001, respectively, compared to per-unit rates of $.25 and $.20 in the corresponding periods in 2000. The decrease was due in part to the operating synergies associated with the merger with Forcenergy Inc.

Merger and seismic licensing expense was $3.4 million and $4.5 million in the second quarter and first six months of 2001, respectively. These costs include banking, legal, accounting, printing and other consulting costs related to the Forcenergy merger, severance paid to terminated employees, expenses for office closures and employee relocation costs.

Depreciation and depletion expense per MCFE was $1.30 and $1.29 in the second quarter and first six months of 2001, respectively, compared to per-unit rates of $1.11 and $1.10 in the corresponding periods in 2000. The 1% increase in the per unit rates was due primarily to increased capital costs and higher anticipated future development costs in the current pricing environment for oilfield services.

Interest expense was $12.0 million and $25.5 million in the second quarter and first six months of 2001, respectively, compared to $13.9 million and $28.2 million in the corresponding periods in 2000. The decrease was due to lower overall debt balances as well as lower rates on variable rate debt.

There was a gain on derivative instruments of $8.4 million and $13.6 million in the second quarter and first six months of 2001, respectively, recorded under the provisions of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", which Forest adopted on January 1, 2001.

Income tax expense was $26.9 million and $81.9 million in the second quarter and first six months of 2001, respectively, compared to $8.2 million and $16.4 million in the corresponding 2000 periods. The increases are attributable primarily to increased pre-tax profitability and to the recognition in the fourth quarter of 2000 of the future income tax benefit of previously unrecognized deferred tax assets. The income tax provision in the second quarter of 2001 includes an adjustment between current and deferred income tax expense due to a reduction in forecasted taxable income for the year. The lower income forecast is attributable to decreased commodity prices.

There was an extraordinary loss on extinguishment of debt in the second quarter of 2001 of $1.6 million (net of tax), which resulted from the redemption of $38.6 million principal amount of the 8 3/4% Senior Subordinated Notes due 2007 at approximately 103% of par value.

CAPITAL STRUCTURE. In June 2001, Forest issued $200 million of 8% Senior Notes due 2008. The net proceeds were used to repay a portion of Forest's U.S. Credit Facility. In addition to the repurchase of approximately $38.6 million of the 8 3/4% Senior Subordinated Notes, Forest also purchased 423,162 shares of common stock for approximately $12.6 million during the second quarter.

                                  2001 FORECAST

Forest also announced today certain changes to its 2001 financial forecast. A discussion of the 2001 forecast and underlying assumptions follows.

SPECIFIC ASSUMPTIONS AND RISKS RELATED TO PRICE AND PRODUCTION ESTIMATES

Prices for Forest's products are determined primarily by prevailing market conditions. Market conditions for these products are influenced by regional and worldwide economic growth, weather and other substantially variable factors. These factors are beyond Forest's control and are difficult to predict. In addition to volatility in general, Forest's oil and gas prices may vary considerably due to differences between regional markets, transportation availability and demand for different grades of products. Consequently, Forest's financial results and resources are highly influenced by this price volatility.

Estimates for Forest's future production are based on the assumption that market demand and prices for oil and gas will continue at levels that allow for profitable production of these products.

The production, transportation and marketing of oil and gas and NGLs are complex processes which are subject to disruption due to transportation and processing availability, mechanical failure, human error, meteorological events including, but not limited to, hurricanes, and numerous other factors. These estimates are based on certain other assumptions, such as well performance, which may vary significantly from those assumed. Therefore, we can give no assurance that our future production will be as estimated.

Given these general limitations and those discussed below, the assumptions underlying Forest's forecast for 2001 are set forth below.

DAILY PRODUCTION. We currently assume that our daily production will be approximately 500 MMCFE per day for the full year 2001.

OIL PRODUCTION. We currently assume that our oil production will be between 25,000 and 30,000 barrels per day.

OIL PRICES. We have assumed that our realized oil price will average between $24.00 and $25.50 per barrel based upon NYMEX prices averaging between $26.00 and $28.50.

GAS PRODUCTION. We currently assume our natural gas production will be between 315 - 330 MMCF per day.

GAS PRICES. We have assumed that our realized natural gas price will average between $4.00 and $4.30 per MCF based upon NYMEX prices averaging between $4.00 and $4.65 per MMBTU.

NGL PRODUCTION. We currently assume that our NGL production will be between 1,750 and 2,250 barrels per day.

NGL PRICES. We have assumed that our realized NGL prices will average between 60 and 70 percent of the assumed NYMEX oil prices.

PRICE SENSITIVITY. We estimate that oil and gas revenue will change by approximately $1,000,000 to $1,300,000 for each $0.10 per MMBTU change in NYMEX natural gas prices and by approximately $700,000 to $900,000 for each $1.00 per barrel change in NYMEX oil prices.

HEDGING. The following price protection positions are presently in place for the third and fourth quarters. These positions have already been considered in estimating our realized prices for 2001.

Forest has swaps and collars in place covering the aggregate average daily volumes and weighted average prices shown below:

                                                     2001           2002
                                                     ----           ----
NATURAL GAS SWAPS:

Contract volumes (BBTU/d)                              29.9          31.6
Weighted average price (per MMBTU)              $      2.87          3.08

NATURAL GAS COLLARS:

Contract volumes (BBTU/d)                             103.5           2.5
Weighted average ceiling price (per MMBTU)      $      6.48          8.05
Weighted average floor price (per MMBTU)        $      4.60          4.00

OIL SWAPS:

Contract volumes (BBLS/d)                             3,750         1,240
Weighted average price (per BBL)                $     27.31         25.18

OIL COLLARS:

Contract volumes (BBLS/d)                             8,750            --
Weighted average ceiling price (per BBL)        $     30.30            --
Weighted average floor price (per BBL)          $     25.46            --

In connection with the issuance of the $200 million 8% Senior Notes due 2008, Forest entered into an interest rate swap under which it will pay a variable rate based on six month LIBOR plus 195 basis points in exchange for a fixed rate of 8% on $100 million over the term of the senior note issue.

PRODUCTION EXPENSE. Our production and operating expenses (which include production taxes) vary in response to several factors. Among the most significant of these factors are additions to or deletions from our property base, changes in production taxes, general changes in the prices of services and materials that are used in the operation of our properties and the amount of repair and workover activity required. We currently assume that our production expense on a per unit basis will average between $.90 and $1.00 per MCFE.

DEPRECIATION, DEPLETION AND AMORTIZATION (DD&A). We currently assume that the DD&A rate will be between $1.25 and $1.35 per MCFE.

CAPITAL EXPENDITURES. We have assumed capital expenditures will be approximately $500 million. Some of the factors impacting the level of capital expenditures include absolute crude oil and natural gas prices, the volatility in these prices and the cost and availability of oil field services.

GENERAL AND ADMINISTRATIVE EXPENSE (G&A). We currently assume our G&A expense on a per unit basis will be between $0.15 and $0.17 per MCFE.

INTEREST EXPENSE. We currently assume our interest expense will be between $45 million and $55 million, depending on the timing of cash flows and capital expenditures.

INCOME TAXES. We currently assume our effective income tax rate will be 38 percent (inclusive of applicable federal and state taxes) and our current tax will be 1 to 2 percent of the total tax expense.

SHARES OUTSTANDING. At July 31, 2000 we had approximately 48.0 million common shares outstanding. We currently assume that diluted shares will be between 49 million and 51 million shares.

FINANCIAL FORECAST. In order to provide a financial forecast for 2001, we have assumed the mid-point of the range for each assumption. The selection of a mid-point is not meant to portray any further accuracy than any other number within the range, but is an arbitrary number within the range. Based upon this methodology, the following is a summary of certain financial data for 2000 and forecasted 2001.

                                                      Year ending December 31,
                                                      ------------------------
                                                         2000       2001E
                                                        -----      ------
     Cash flow per share, as adjusted*                  $8.47      $10.60

     Earnings per share, as adjusted*                   $2.86      $3.50

     EBITDA, as adjusted (millions)*                    $ 454      $ 560

     Long-term debt at end of period (millions)         $ 622      $ 600

     Debt to total capitalization at end of period        42%        37%

*As adjusted to exclude unusual or non-recurring items.

                               TELECONFERENCE CALL

The Company's management will hold a teleconference on Thursday, August 9, 2001 at 10:00 a.m. Eastern Standard Time. If you would like to participate, please call toll-free 888/781-5307 (for U.S./Canada) and 706/634-0611 (for
International).

A replay will be available from Thursday, August 9th through Friday, August 17th. You may access the replay by dialing toll free 800/642-1687 (for U.S./Canada) and 706/645-9291 (for International), reservation No. 420283. Please note that the reservation number is not needed to access the teleconference.

                           FORWARD-LOOKING STATEMENTS

This news release includes forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, that address activities that the Company plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future are forward-looking statements. The forward-looking statements provided in this press release are based on management's examination of historical operating trends and its current belief as to the outcome and timing of future events. Forest cautions that its future natural gas and liquids production, revenues and expenses and other forward-looking statements are subject to all of the risks and uncertainties normally incident to the exploration for and development and production and sale of oil and gas. These risks include, but are not limited to, price volatility, inflation or lack of availability of goods and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating future oil and gas production or reserves, and other risks as described in

Forest's 2000 Annual Report on Form 10-K as filed with the Securities and Exchange Commission. Also, the financial results of Forest's foreign operations are subject to currency exchange rate risks. Any of these factors could cause Forest's actual results and plans to differ materially from those in the forward-looking statements.

                                    * * * * *

Forest Oil Corporation is engaged in the exploration, acquisition, development, production and marketing of natural gas and crude oil in North America and selected international locations. Forest's principal reserves and producing properties are located in the United States in the Gulf of Mexico, Louisiana, Texas, Alaska and in Canada in Alberta and the Northwest Territories. Forest's common stock trades on the New York Stock Exchange under the symbol FST.

August 8, 2001

                                       ###

                             FOREST OIL CORPORATION
                      Condensed Consolidated Balance Sheets
                                   (Unaudited)

                                                   June 30,         December 31,
                                                    2001                2000
                                                 -----------        -----------
                                                       (In Thousands)
ASSETS
Current assets:
      Cash and cash equivalents                 $     6,981            14,003
      Accounts receivable                           189,278           203,245
      Derivative instruments                         24,802                --
      Other current assets                           44,666            21,580
                                                -----------         ---------
             Total current assets                   265,727           238,828

Net property and equipment, at cost               1,472,933         1,359,756

Deferred income taxes                                54,392           119,300

Goodwill and other intangible assets, net            18,243            19,412

Other assets                                         15,666            15,082
                                                -----------         ---------
                                                $ 1,826,961         1,752,378
                                                ===========         =========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
      Accounts payable                          $   194,857           192,200
      Accrued interest                                9,355            11,436
      Other current liabilities                      33,434            36,301
                                                -----------         ---------
             Total current liabilities              237,646           239,937

Long-term debt                                      558,012           622,234
Other liabilities                                    18,992            16,376
Deferred income taxes                                18,455            14,865

Shareholders' equity:
      Common stock                                    4,881             4,840
      Capital surplus                             1,150,298         1,139,136
      Accumulated deficit                          (137,693)         (269,567)
      Accumulated other comprehensive loss          (10,615)          (12,177)
      Treasury stock, at cost                       (13,015)           (3,266)
                                                -----------         ---------
             Total shareholders' equity             993,856           858,966
                                                -----------         ---------
                                                $ 1,826,961         1,752,378
                                                ===========         =========

                             FOREST OIL CORPORATION
                 Condensed Consolidated Statements of Operations
                                   (Unaudited)

                                                           Three Months Ended               Six Months Ended
                                                                June 30,                        June 30,
                                                      -------------------------         -----------------------
                                                        2001              2000           2001             2000
                                                      ---------          ------         -------         -------
                                                               (In Thousands Except Per Share Amounts)
Revenue:
    Marketing and processing                          $  88,373          58,937         198,570         103,145
    Oil and gas sales:
       Gas                                              128,953          80,836         315,608         150,875
       Oil, condensate and natural gas liquids           58,273          57,535         129,369         120,272
                                                      ---------          ------         -------         -------
             Total oil and gas sales                    187,226         138,371         444,977         271,147
                                                      ---------          ------         -------         -------
                Total revenue                           275,599         197,308         643,547         374,292

Operating expenses:
    Marketing and processing                             87,670          57,866         196,947         101,120
    Oil and gas production                               44,204          32,975          84,171          65,750
    General and administrative                            7,076          11,282          13,282          18,065
    Merger and seismic licensing expense                  3,998              --           4,498              --
    Depreciation and depletion                           57,315          50,971         113,940         100,709
                                                      ---------          ------         -------         -------
                Total operating expenses                200,263         153,094         412,838         285,644
                                                      ---------          ------         -------         -------
Earnings from operations                                 75,336          44,214         230,709          88,648

Other income and expense:
    Other (income) expense, net                              11            (769)          1,183          (2,046)
    Interest expense                                     12,029          13,852          25,493          28,248
    Translation (gain) loss on subordinated debt         (7,395)          4,101           2,301           4,814
    Gain on derivative instruments, net                  (8,365)             --         (13,586)             --
                                                      ---------          ------         -------         -------
                Total other income and expense           (3,720)         17,184          15,391          31,016
                                                      ---------          ------         -------         -------
Earnings before income taxes and
   extraordinary item                                    79,056          27,030         215,318          57,632

Income tax expense (benefit):
    Current                                             (13,740)            141           2,236             306
    Deferred                                             40,617           8,066          79,618          16,052
                                                      ---------          ------         -------         -------
                                                         26,877           8,207          81,854          16,358
                                                      ---------          ------         -------         -------
Net earnings before extraordinary item                   52,179          18,823         133,464          41,274

Extraordinary loss on extinguishment of debt             (1,590)             --          (1,590)             --
                                                      ---------          ------         -------         -------
Net earnings                                          $  50,589          18,823         131,874          41,274
                                                      =========          ======         =======         =======
Earnings attributable to common stock                 $  50,589          17,423         131,874          39,703
                                                      =========          ======         =======         =======


                             FOREST OIL CORPORATION
                 Condensed Consolidated Statements of Operations
                                   (Unaudited)
                                   (continued)

                                                              Three Months Ended                Six Months Ended
                                                                   June 30,                         June 30,
                                                           -------------------------        -----------------------
                                                             2001              2000           2001            2000
                                                           ---------          ------        -------         -------
                                                                   (In Thousands Except Per Share Amounts)
Weighted average number of common shares outstanding:
           Basic                                              48,405          46,038         48,400          46,043
                                                           =========          ======        =======         =======
           Diluted                                            50,236          47,569         50,388          46,876
                                                           =========          ======        =======         =======
Basic earnings per common share:
      Earnings attributable to common stock
        before extraordinary item                          $    1.08             .38           2.75             .86
      Extraordinary loss on extinguishment of debt              (.03)             --           (.03)             --
                                                           ---------          ------        -------         -------
      Earnings attributable to common stock                $    1.05             .38           2.72             .86
                                                           =========          ======        =======         =======
Diluted earnings per common share:
      Earnings attributable to common stock
        before extraordinary item                          $    1.04             .37           2.65             .85
      Extraordinary loss on extinguishment of debt              (.03)             --           (.03)             --
                                                           ---------          ------        -------         -------
      Earnings attributable to common stock                $    1.01             .37           2.62             .85
                                                           =========          ======        =======         =======

                             FOREST OIL CORPORATION
                 Condensed Consolidated Statements of Cash Flows
                                   (Unaudited)

                                                                                 Six Months Ended June 30,
                                                                                 -------------------------
                                                                                    2001             2000
                                                                                 ---------        --------
                                                                                       (In Thousands)
Cash flows from operating activities:
    Net earnings before extraordinary item                                       $ 133,464          41,274
    Adjustments to reconcile earnings to net cash provided by
        operating activities:
            Depreciation and depletion                                             113,940         100,709
            Amortization of deferred debt costs                                        862             740
            Translation loss on subordinated debt                                    2,301           4,814
            Gain on derivative instruments, net                                    (13,586)             --
            Deferred income tax expense                                             79,618          16,052
            Other, net                                                                 (61)           (271)
            Decrease (increase) in accounts receivable                              13,265         (14,230)
            Increase in other current assets                                       (21,995)         (8,558)
            Increase (decrease) in accounts payable                                 25,216         (39,907)
            Decrease in accrued interest and other current liabilities             (38,985)        (10,350)
                                                                                 ---------        --------
            Net cash provided by operating activities before reorganization
                item                                                               294,039          90,273

        Decrease in accrued reorganization costs                                        --          (9,541)
                                                                                 ---------        --------
        Net cash provided by operating activities after
            reorganization item                                                    294,039          80,732

Cash flows from investing activities:
    Capital expenditures for property and equipment                               (253,315)       (162,533)
    Proceeds from sales of assets                                                   22,643           8,185
    Increase in other assets, net                                                     (771)           (553)
                                                                                 ---------        --------
        Net cash used by investing activities                                     (231,443)       (154,901)

Cash flows from financing activities:

    Proceeds from bank borrowings                                                  444,628         142,004
    Repayments of bank borrowings                                                 (669,238)       (190,554)
    Issuance of 8% senior notes, net of issuance costs                             199,500              --
    Proceeds from issuance of preferred stock                                           --          38,800
    Redemption of 8 3/4% senior subordinated notes                                 (39,934)         (4,630)
    Proceeds from the exercise of options and warrants                               7,938           1,963
    Purchase of treasury stock                                                     (12,567)         (2,818)
    Increase (decrease) in other liabilities, net                                      257            (587)
                                                                                 ---------        --------
        Net cash used by financing activities                                      (69,416)        (15,822)
Effect of exchange rate changes on cash                                               (202)             43
                                                                                 ---------        --------
Net decrease in cash and cash equivalents                                           (7,022)        (89,948)
Cash and cash equivalents at beginning of period                                    14,003          99,661
                                                                                 ---------        --------
Cash and cash equivalents at end of period                                       $   6,981           9,713
                                                                                 =========        ========